Exhibit 99.1

WASTE CONNECTIONS REPORTS THIRD QUARTER 2025 RESULTS

~~-~~	Better than expected results highlight superior execution on improving operating trends and cost management
-	Revenue of $2.458 billion, above expectations
-	Net income(a) of $286.3 million, or $1.11 per share, adjusted net income attributable to Waste Connections(b) of $372.0 million, or $1.44 per share
-	Adjusted EBITDA(b) of $830.3 million, above expectations
-	Adjusted EBITDA(b) margin of 33.8% of revenue, above expectations
-	Increased regular quarterly dividend by 11.1% and completed share repurchases of approximately 1% of shares outstanding
-	Acquisitions year to date of approximately $300 million in annualized revenue closed or under definitive agreement
-	No change to full year 2025 outlook as provided in July

TORONTO, ONTARIO, October 21, 2025 - Waste Connections, Inc. (TSX/NYSE: WCN) (“Waste Connections” or the “Company”) today announced its results for the third quarter of 2025.

“Superior execution drove better than expected financial results in the third quarter, bolstered by continued improvement in operating trends.  Another quarterly step down in employee turnover and new record low safety incident rates, together with strong pricing retention, provided for underlying solid waste margin expansion of approximately 80 basis points in the period,” said Ronald J. Mittelstaedt, President and Chief Executive Officer. “Given our team’s effectiveness in overcoming incremental commodity headwinds during the quarter, we are on track to deliver full year 2025 results in line with our outlook as provided in July.”

Mr. Mittelstaedt concluded, “As anticipated, the strength of our operating performance, free cash flow generation and balance sheet positioned us for another double-digit increase to our quarterly cash dividend, along with another year of outsized acquisition activity and share repurchases of approximately 1% of shares outstanding.  We remain well-positioned to fund our differentiated growth strategy, while also increasing return of capital to shareholders.”

Q3 2025 Results

Revenue in the third quarter totaled $2.458 billion, up from $2.338 billion in the year ago period.  Operating income was $439.6 million, which included $60.1 million in impairments and other operating items, primarily the write-down of contracts and a non-operating E&P waste facility permit, and an environmental liability at an operating facility.  The third quarter also included $3.3 million primarily from transaction-related expenses and fair value changes to equity awards.  This compares to operating income of $475.3 million in the third quarter of 2024 that included $11.1 million primarily in transaction-related expenses and impairments and other operating items.  Net income in the third quarter was $286.3 million, or $1.11 per share on a diluted basis of 257.6 million shares.  In the year ago period, the Company reported net income of $308.0 million, or $1.19 per share on a diluted basis of 258.8 million shares.

Adjusted net income(b) in the third quarter was $372.0 million, or $1.44 per diluted share, versus $350.0 million, or $1.35 per diluted share, in the prior year period.  Adjusted EBITDA(b) in the third quarter was $830.3 million, as compared to $787.4 million in the prior year period.  Adjusted net income, adjusted net income per diluted share and adjusted EBITDA, all non-GAAP measures, primarily exclude impairments and acquisition-related items, as reflected in the detailed reconciliations in the attached tables.

Nine Months Year to Date Results

For the nine months ended September 30, 2025, revenue was $7.094 billion, up from $6.659 billion in the year ago period.  Operating income was $1.289 billion, which included $70.6 million from impairments and other operating items and $20.3 million primarily attributable to transaction-related expenses and fair value changes to equity awards.  This compares to operating income in the prior year period of $1.267 billion, which included $38.2 million primarily attributable to transaction-related expenses, impairments and other operating items and fair value changes to equity awards.

Net income for the nine months ended September 30, 2025 was $818.1 million, or $3.16 per share on a diluted basis of 258.5 million shares.  In the year ago period, the Company reported net income of $813.6 million, or $3.15 per share on a diluted basis of 258.6 million shares.

Adjusted net income(b) for the nine months ended September 30, 2025 was $998.3 million, or $3.86 per diluted share, compared to $938.7 million, or $3.63 per diluted share, in the year ago period. Adjusted EBITDA(b) for the nine months ended September 30, 2025 was $2.329 billion, as compared to $2.170 billion in the prior year period.

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(a) All references to "Net income" refer to the financial statement line item "Net income attributable to Waste Connections"

(b) A non-GAAP measure; see accompanying Non-GAAP Reconciliation Schedule

Q3 2025 Earnings Conference Call

Waste Connections will be hosting a conference call related to third quarter earnings on October 22nd at 8:30 A.M. Eastern Time.  A live audio webcast of the conference call can be accessed by visiting investors.wasteconnections.com and selecting “News & Events” from the website menu. Alternatively, conference call participants can preregister by clicking here. Registered participants will receive dial-in instructions and a personalized code for entry to the conference call.  A replay of the conference call will be available until October 29, 2025, by calling 877-344-7529 (within North America) or 412-317-0088 (international) and entering Passcode #6407087.

About Waste Connections

Waste Connections (wasteconnections.com) is an integrated solid waste services company that provides non-hazardous waste collection, transfer and disposal services, including by rail, along with resource recovery primarily through recycling and renewable fuels generation. The Company serves approximately nine million residential, commercial and industrial customers in mostly exclusive and secondary markets across 46 states in the U.S. and six provinces in Canada. Waste Connections also provides non-hazardous oilfield waste treatment, recovery and disposal services in several basins across the U.S. and Canada, as well as intermodal services for the movement of cargo and solid waste containers in the Pacific Northwest. Waste Connections views its Environmental, Social and Governance (“ESG”) efforts as integral to its business, with initiatives consistent with its objective of long-term value creation and focused on reducing emissions, increasing resource recovery of both recyclable commodities and clean energy fuels, reducing reliance on off-site disposal for landfill leachate, further improving safety and enhancing employee engagement. Visit wasteconnections.com/sustainability for more information and updates on our progress towards targeted achievement.

Safe Harbor and Forward-Looking Information

This press release contains forward-looking statements within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995 ("PSLRA"), including "forward-looking information" within the meaning of applicable Canadian securities laws. These forward-looking statements are neither historical facts nor assurances of future performance and reflect Waste Connections' current beliefs and expectations regarding future events and operating performance. These forward-looking statements are often identified by the words "may," "might," "believes," "thinks," "expects," "estimate," "continue," "intends" or other words of similar meaning. All of the forward-looking statements included in this press release are made pursuant to the safe harbor provisions of the PSLRA and applicable securities laws in Canada. Forward-looking statements involve risks and uncertainties. Forward-looking statements in this press release include, but are not limited to, statements about expected 2025 financial results, outlook and related assumptions, and potential acquisition activity. Important factors that could cause actual results to differ, possibly materially, from those indicated by the forward-looking statements include, but are not limited to, risk factors detailed from time to time in the Company's filings with the SEC and the securities commissions or similar regulatory authorities in Canada.  You should not place undue reliance on forward-looking statements, which speak only as of the date of this press release.  Waste Connections undertakes no obligation to update the forward-looking statements set forth in this press release, whether as a result of new information, future events, or otherwise, unless required by applicable securities laws.

– financial tables attached –

CONTACT:

Mary Anne Whitney / (832) 442-2253 Joe Box / (832) 442-2153

maryannew@wasteconnections.com joe.box@wasteconnections.com

Waste Connections, Inc.

CONDENSED Consolidated Statements of NET INCOME

THRee AND NINE months ended SEPTEMBER 30, 2024 and 2025

(Unaudited)

(in thousands of U.S. dollars, except share and per share amounts)

		Three months ended September 30,						Nine months ended September 30,
		2024			2025			2024			2025

Revenues			$2,338,488			$2,458,378			$6,659,308			$7,093,609
Operating expenses:
Cost of operations			1,344,079			1,406,854			3,866,932			4,091,153
Selling, general and administrative			222,526			236,476			672,110			729,576
Depreciation			248,473			263,999			712,392			763,727
Amortization of intangibles			45,170			51,331			129,584			149,209
Impairments and other operating items			2,897			60,127			11,441			70,598
Operating income			475,343			439,591			1,266,849			1,289,346

Interest expense			(83,520)			(84,449)			(244,385)			(248,074)
Interest income			3,331			5,090			9,391			9,174
Other income, net			4,904			14,542			12,727			26,463
Income before income tax provision			400,058			374,774			1,044,582			1,076,909

Income tax provision			(92,012)			(88,503)			(232,008)			(258,852)
Net income			308,046			286,271			812,574			818,057
Plus: Net loss attributable to noncontrolling interests			-			-			1,003			-
Net income attributable to Waste Connections			$308,046			$286,271			$813,577			$818,057

Earnings per common share attributable to Waste Connections’ common shareholders:
Basic			$1.19			$1.11			$3.15			$3.17

Diluted			$1.19			$1.11			$3.15			$3.16

Shares used in the per share calculations:
Basic			258,023,661			256,948,902			257,939,935			257,835,515
Diluted			258,756,528			257,580,321			258,601,815			258,484,698

Cash dividends per common share			$0.285			$0.315			$0.855			$0.945

Waste Connections, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(in thousands of U.S. dollars, except share and per share amounts)

	December 31, 2024	September 30, 2025
ASSETS
Current assets:
Cash and equivalents	$62,366	$117,596
Accounts receivable, net of allowance for credit losses of $25,730 and $22,843 at December 31, 2024 and September 30, 2025, respectively	935,027	1,069,645
Prepaid expenses and other current assets	229,519	216,399
Total current assets	1,226,912	1,403,640

Restricted cash	135,807	172,989
Restricted investments	78,126	80,002
Property and equipment, net	8,035,929	8,422,847
Operating lease right-of-use assets	308,198	316,106
Goodwill	7,950,406	8,275,386
Intangible assets, net	1,991,619	2,003,600
Other assets, net	90,812	107,925
Total assets	$19,817,809	$20,782,495
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$637,371	$759,271
Book overdraft	14,628	14,292
Deferred revenue	382,501	411,579
Accrued liabilities	736,824	762,137
Current portion of operating lease liabilities	40,490	42,681
Current portion of contingent consideration	59,169	89,044
Current portion of long-term debt and notes payable	7,851	8,619
Total current liabilities	1,878,834	2,087,623

Long-term portion of debt and notes payable	8,072,928	8,621,371
Long-term portion of operating lease liabilities	272,107	270,414
Long-term portion of contingent consideration	27,993	20,080
Deferred income taxes	958,340	1,067,840
Other long-term liabilities	747,253	621,799
Total liabilities	11,957,455	12,689,127
Commitments and contingencies
Equity:
Common shares: Unlimited shares authorized; 258,067,487 shares issued and 258,019,389 shares outstanding at December 31, 2024; 256,022,442 shares issued and 255,976,094 shares outstanding at September 30, 2025	3,283,161	2,846,773
Additional paid-in capital	325,928	354,567
Accumulated other comprehensive loss	(205,740)	(139,084)
Treasury shares: 48,098 and 46,348 shares at December 31, 2024 and September 30, 2025, respectively	-	-
Retained earnings	4,457,005	5,031,112
Total Waste Connections’ equity	7,860,354	8,093,368

Total equity	7,860,354	8,093,368
Total liabilities and equity	$19,817,809	$20,782,495

Waste Connections, Inc.

Condensed Consolidated Statements of Cash Flows

NINE months ended SEPTEMBER 30, 2024 and 2025

(Unaudited)

(in thousands of U.S. dollars)

	Nine months ended September 30,
	2024	2025
Cash flows from operating activities:
Net income	$812,574	$818,057
Adjustments to reconcile net income to net cash provided by operating activities:
Loss from disposal of assets, impairments and other	934	71,614
Depreciation	712,392	763,727
Amortization of intangibles	129,584	149,209
Deferred income taxes, net of acquisitions	81,270	93,839
Current period provision for expected credit losses	12,681	9,321
Amortization of debt issuance costs	7,974	6,271
Share-based compensation	61,229	60,432
Interest accretion	27,733	38,411
Payment of contingent consideration recorded in earnings	(35,035)	(400)
Adjustments to contingent consideration	-	30,874
Other	(1,505)	(7,046)
Net change in operating assets and liabilities, net of acquisitions	(149,833)	(177,119)
Net cash provided by operating activities	1,659,998	1,857,190

Cash flows from investing activities:
Payments for acquisitions, net of cash acquired	(2,010,274)	(627,310)
Capital expenditures for property and equipment	(659,302)	(794,937)
Proceeds from disposal of assets	5,633	9,153
Proceeds from sale of investment in noncontrolling interests	37,000	-
Other	(18,867)	(20,819)
Net cash used in investing activities	(2,645,810)	(1,433,913)

Cash flows from financing activities:
Proceeds from long-term debt	4,092,166	2,222,235
Principal payments on notes payable and long-term debt	(2,759,676)	(1,808,598)
Payment of contingent consideration recorded at acquisition date	(26,625)	(28,324)
Change in book overdraft	(287)	(336)
Payments for repurchase of common shares	-	(442,176)
Payments for cash dividends	(221,253)	(243,950)
Tax withholdings related to net share settlements of equity-based compensation	(32,203)	(31,306)
Debt issuance costs	(13,449)	(4,825)
Proceeds from issuance of shares under employee share purchase plan	4,486	5,464
Proceeds from sale of common shares held in trust	1,198	324
Other	(4,000)	-
Net cash provided by (used in) financing activities	1,040,357	(331,492)

Effect of exchange rate changes on cash, cash equivalents and restricted cash	(75)	627

Net increase in cash, cash equivalents and restricted cash	54,470	92,412
Cash, cash equivalents and restricted cash at beginning of period	184,038	198,173
Cash, cash equivalents and restricted cash at end of period	$238,508	$290,585

ADDITIONAL STATISTICS

(in thousands of U.S. dollars, except where noted)

Solid Waste Internal Growth:  The following table reflects a breakdown of the components of our solid waste internal growth for the three and nine month periods ended September 30, 2025:

	Three months ended September 30, 2025	Nine months ended September 30, 2025
Core Price	6.3%	6.6%
Surcharges	(0.1%)	(0.2%)
Volume	(2.7%)	(2.7%)
Recycling	(0.8%)	(0.4%)
Foreign Exchange Impact	(0.1%)	(0.4%)
Closed Operation	(0.8%)	(0.9%)
Total	1.8%	2.0%

Revenue Breakdown: The following table reflects a breakdown of our revenue for the three month periods ended September 30, 2024 and 2025:

	Three months ended September 30, 2024
	Revenue	Inter-company Elimination	Reported Revenue	%
Solid Waste Collection	$1,622,308	$(4,898)	$1,617,410	69.2%
Solid Waste Disposal and Transfer	776,928	(317,142)	459,786	19.6%
Solid Waste Recycling	69,748	(2,611)	67,137	2.9%
E&P Waste Treatment, Recovery and Disposal	154,202	(6,923)	147,279	6.3%
Intermodal and Other	47,341	(465)	46,876	2.0%
Total	$2,670,527	$(332,039)	$2,338,488	100.0%

	Three months ended September 30, 2025
	Revenue	Inter-company Elimination	Reported Revenue	%
Solid Waste Collection	$1,730,339	$(5,733)	$1,724,606	70.1%
Solid Waste Disposal and Transfer	804,442	(348,040)	456,402	18.6%
Solid Waste Recycling	58,351	(2,110)	56,241	2.3%
E&P Waste Treatment, Recovery and Disposal	188,679	(9,542)	179,137	7.3%
Intermodal and Other	42,686	(694)	41,992	1.7%
Total	$2,824,497	$(366,119)	$2,458,378	100.0%

Contribution from Acquisitions: The following table reflects revenues from acquisitions, net of divestitures, for the three and nine month periods ended September 30, 2024 and 2025:

	Three months ended September 30,		Nine months ended September 30,
	2024	2025	2024	2025
Acquisitions, net	$161,024	$76,621	$359,716	$318,789

ADDITIONAL STATISTICS (continued)

(in thousands of U.S. dollars, except where noted)

Other Cash Flow Items: The following table reflects cash interest and cash taxes for the three and nine month periods ended September 30, 2024 and 2025:

	Three months ended September 30,		Nine months ended September 30,
	2024	2025	2024	2025
Cash Interest Paid	$85,170	$83,792	$223,196	$239,038
Cash Taxes Paid	81,235	50,394	164,615	141,535

Debt to Book Capitalization as of September 30, 2025: 52%

Internalization for the three months ended September 30, 2025: 60%

Days Sales Outstanding for the three months ended September 30, 2025: 40 (25 net of deferred revenue)

Share Information for the three months ended September 30, 2025:

Basic shares outstanding	256,948,902
Dilutive effect of equity-based awards	631,419
Diluted shares outstanding	257,580,321

NON-GAAP RECONCILIATION SCHEDULE

(in thousands of U.S. dollars, except where noted)

Reconciliation of Adjusted EBITDA:

Adjusted EBITDA, a non-GAAP financial measure, is provided supplementally because it is widely used by investors as a performance and valuation measure in the solid waste industry.  Management uses adjusted EBITDA as one of the principal measures to evaluate and monitor the ongoing financial performance of Waste Connections’ operations.  Waste Connections defines adjusted EBITDA as net income attributable to Waste Connections, plus or minus net income (loss) attributable to noncontrolling interests, plus income tax provision, plus interest expense, less interest income, plus depreciation and amortization expense, plus closure and post-closure accretion expense, plus or minus any loss or gain on impairments and other operating items, plus other expense, less other income.  Waste Connections further adjusts this calculation to exclude the effects of other items management believes impact the ability to assess the operating performance of its business.  This measure is not a substitute for, and should be used in conjunction with, GAAP financial measures.  Other companies may calculate adjusted EBITDA differently.

	Three months ended September 30,		Nine months ended September 30,
	2024	2025	2024	2025
Net income attributable to Waste Connections	$308,046	$286,271	$813,577	$818,057
Less: Net loss attributable to noncontrolling interests	-	-	(1,003)	-
Plus: Income tax provision	92,012	88,503	232,008	258,852
Plus: Interest expense	83,520	84,449	244,385	248,074
Less: Interest income	(3,331)	(5,090)	(9,391)	(9,174)
Plus: Depreciation and amortization	293,643	315,330	841,976	912,936
Plus: Closure and post-closure accretion	7,387	11,963	22,879	35,779
Plus: Impairments and other operating items	2,897	60,127	11,441	70,598
Less: Other income, net	(4,904)	(14,542)	(12,727)	(26,463)
Adjustments:
Plus: Transaction-related expenses(a)	8,067	3,835	25,169	19,778
Plus/(Less): Fair value changes to equity awards(b)	99	(509)	1,602	527
Adjusted EBITDA	$787,436	$830,337	$2,169,916	$2,328,964

As % of revenues	33.7%	33.8%	32.6%	32.8%

____________________________

(a)	Reflects the addback of acquisition-related transaction costs.
(b)	Reflects fair value accounting changes associated with certain equity awards.

NON-GAAP RECONCILIATION SCHEDULE (continued)

(in thousands of U.S. dollars, except where noted)

Reconciliation of Adjusted Free Cash Flow:

Adjusted free cash flow, a non-GAAP financial measure, is provided supplementally because it is widely used by investors as a liquidity measure in the solid waste industry.  Waste Connections calculates adjusted free cash flow as net cash provided by operating activities, plus or minus change in book overdraft, plus proceeds from disposal of assets, less capital expenditures for property and equipment.  Waste Connections further adjusts this calculation to exclude the effects of items management believes impact the ability to evaluate the liquidity of its business operations.  This measure is not a substitute for, and should be used in conjunction with, GAAP liquidity or financial measures.  This measure is not meant to represent residual cash available for strategic acquisitions, stock repurchases, dividends or other discretionary expenditures since it does not adjust for mandatory debt service requirements and other non-discretionary expenditures. Other companies may calculate adjusted free cash flow differently.

	Three months ended September 30,		Nine months ended September 30,
	2024	2025	2024	2025
Net cash provided by operating activities	$558,310	$677,449	$1,659,998	$1,857,190
Less: Change in book overdraft	(1,637)	(733)	(287)	(336)
Plus: Proceeds from disposal of assets	2,636	3,736	5,633	9,153
Less: Capital expenditures for property and equipment	(272,132)	(297,172)	(659,302)	(794,937)
Adjustments:
Transaction-related expenses(a)	3,668	1,734	12,348	12,895
Executive separation costs(b)	-	-	1,670	2,119
Payment of contingent consideration recorded in earnings(c)	35,035	-	35,035	400
Pre-existing Progressive Waste share-based grants(d)	39	-	1,170	16
Tax effect(e)	(9,643)	(434)	(12,556)	(2,832)
Adjusted free cash flow	$316,276	$384,580	$1,043,709	$1,083,668

As % of revenues	13.5%	15.6%	15.7%	15.3%

___________________________

(a)	Reflects the addback of acquisition-related transaction costs.
(b)	Reflects the cash component of severance expense associated with an executive departure from 2021.
(c)	Reflects the addback of acquisition-related payments for contingent consideration that were recorded as expenses in earnings and as a component of cash flows from operating activities as the amounts paid exceeded the fair value of the contingent consideration recorded at the acquisition date.
(d)	Reflects the cash settlement of pre-existing Progressive Waste share-based awards during the period.
(e)	The aggregate tax effect of footnotes (a) through (d) is calculated based on the applied tax rates for the respective periods.

NON-GAAP RECONCILIATION SCHEDULE (continued)

(in thousands of U.S. dollars, except per share amounts)

Reconciliation of Adjusted Net Income attributable to Waste Connections and Adjusted Net Income per Diluted Share attributable to Waste Connections:

Adjusted net income attributable to Waste Connections and adjusted net income per diluted share attributable to Waste Connections, both non-GAAP financial measures, are provided supplementally because they are widely used by investors as valuation measures in the solid waste industry.  Management uses adjusted net income attributable to Waste Connections and adjusted net income per diluted share attributable to Waste Connections as one of the principal measures to evaluate and monitor the ongoing financial performance of Waste Connections’ operations.  Waste Connections provides adjusted net income attributable to Waste Connections to exclude the effects of items management believes impact the comparability of operating results between periods.  Adjusted net income attributable to Waste Connections has limitations due to the fact that it excludes items that have an impact on the Company’s financial condition and results of operations.  Adjusted net income attributable to Waste Connections and adjusted net income per diluted share attributable to Waste Connections are not a substitute for, and should be used in conjunction with, GAAP financial measures.  Other companies may calculate these non-GAAP financial measures differently.

	Three months ended September 30,		Nine months ended September 30,
	2024	2025	2024	2025
Reported net income attributable to Waste Connections	$308,046	$286,271	$813,577	$818,057
Adjustments:
Amortization of intangibles(a)	45,170	51,331	129,584	149,209
Impairments and other operating items(b)	2,897	60,127	11,441	70,598
Transaction-related expenses(c)	8,067	3,835	25,169	19,778
Fair value changes to equity awards(d)	99	(509)	1,602	527
Tax effect(e)	(14,275)	(29,005)	(42,655)	(59,903)
Adjusted net income attributable to Waste Connections	$350,004	$372,050	$938,718	$998,266
Diluted earnings per common share attributable to Waste Connections’ common shareholders:
Reported net income	$1.19	$1.11	$3.15	$3.16
Adjusted net income	$1.35	$1.44	$3.63	$3.86

____________________________

(a)	Reflects the elimination of the non-cash amortization of acquisition-related intangible assets.
(b)	Reflects the addback of impairments and other operating items.
(c)	Reflects the addback of acquisition-related transaction costs.
(d)	Reflects fair value accounting changes associated with certain equity awards.
(e)	The aggregate tax effect of the adjustments in footnotes (a) through (d) is calculated based on the applied tax rates for the respective periods.